EXHIBIT 10.65
CONSULTING AGREEMENT
EFFECTIVE DATE: August 10, 2006
     This Consulting Agreement (the “Agreement”) is made by and between IDM Pharma, Inc., a Delaware corporation (the “Company”), and Sylvie Grégoire, an individual and the Executive Chair of the Company’s Board of Directors (the “Consultant”).
     1. Engagement of Services. The Company agrees to engage Consultant, and Consultant agrees to provide services to the Company in connection with her role as Executive Chair, under the terms and conditions herein provided. Consultant agrees to serve the Company by advising and consulting with Company’s management and Board of Directors with regard to operations of the Company, including the Company’s achievement of certain key milestones, and such other duties and responsibilities to be assigned to her from time to time by the Board of Directors. It is anticipated that Consultant’s services under this Agreement shall require, on average, approximately two to two and one-half work days per week. The manner and means by which Consultant chooses to complete the services are in Consultant’s sole discretion and control. The Company will make its facilities, equipment and personnel available to Consultant when necessary or appropriate.
     2. Compensation. The Company will pay Consultant at a rate of $10,000 per month for her services under this Agreement. Consultant will be reimbursed for expenses, including the costs of travel reasonably incurred in connection with her services under this Agreement, provided Consultant has furnished such documentation for expenses as Company may reasonably request.
     3. Grant of Options. Consultant, subject to the terms of the Company’s 2000 Stock Plan, as amended (the “Plan”) and the form of stock option grant agreement attached hereto as Exhibit A (the “Stock Option Agreement”), will be granted nonstatutory stock options covering a total of six hundred thousand (600,000) shares of the common stock of the Company (the “Options”). The exercise price of the Options will be set at the closing price of the Company’s common stock as quoted on the Nasdaq Global Market on the date of grant. The Options will have a ten (10) year term from the date of grant. The Options will expire to the extent not exercised before the tenth (10th) anniversary of the date of grant or may expire earlier as provided below or upon Consultant’s termination of continuous service as provided in the Stock Option Agreement. The Option for a specified number of shares will vest and become exercisable only upon the Company’s attainment of the performance milestone corresponding to such Option as set forth in the resolutions of the Board of Directors of the Company adopted August 10, 2006.
     Notwithstanding anything to the contrary set forth herein, neither the grant of the Options, the performance milestones, or anything else in this Agreement requires the Company to pursue any business strategy, and the Company reserves the right to modify its business strategy at any time and for any reason, including changes that may prevent Consultant from

1.

attaining one or more of the performance milestones for the Options. The determination as to whether any of the performance milestones for the Options have been attained shall be made by the Company’s Board of Directors in its sole discretion, which determination shall be final, binding and conclusive on all persons, including Consultant.
     4. Ownership of Work Product. Consultant hereby assigns to the Company all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of the Company’s request, Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. If Consultant has any rights in the Work Product which cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against the Company. In the event that Consultant has any such rights, that cannot be assigned or waived, Consultant hereby grants to the Company an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known of later developed.
     5. Independent Contractor Relationship. Consultant’s relationship with the Company under this Agreement is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by a Company officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.
     6. Confidential Information. Consultant agrees to hold the Company’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by the Company to Consultant that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions,

2.

know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; (e) any information regarding the identities, skills, duties and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business. Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information.
     7. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations under this Agreement. Consultant warrants that there is no other contract or duty on her part inconsistent with this Agreement.
     8. Term and Termination.
          8.1 Term. The term of this Agreement begins on the Effective Date and continues until June 30, 2007, unless earlier terminated as provided in this Agreement or extended by agreement of the Company and Consultant.
          8.2 Termination by the Company. The Company may terminate this Agreement with or without cause, at any time upon fifteen (15) days prior written notice to Consultant.
          8.3 Termination by Consultant. Consultant may terminate this Agreement at any time upon fifteen (15) days prior written notice to the Company’s Chief Executive Officer.
          8.4 Survival. The rights and obligations contained in Sections 4 (“Ownership of Work Product”) and 6 (“Confidential Information”) will survive any termination or expiration of this Agreement.
     9. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.
     10. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
     11. Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

3.

     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.
          In Witness Whereof, the parties have executed this Agreement as of the date(s) indicated below.

IDM Pharma Inc.		Sylvie Grégoire, Pharm. D.

By:	/s/ Jean Loup Romet-Lemonne	/s/ Sylvie Grégoire

	Jean Loup Romet-Lemonne, M.D. Chief Executive Officer	Sylvie Grégoire, Pharm. D.

	Date: August 11, 2006	Date: August 11, 2006

4.

Exhibit A
IDM PHARMA, INC.
2000 STOCK PLAN
Stock Option Agreement
(Incentive and Nonstatutory Stock Options)
     Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, IDM Pharma, Inc. (the “Company”) has granted you an option under its 2000 Stock Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your option are as follows:
     1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
     2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
     3. Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:
          (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;
          (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;
          (c) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and
          (d) if your option is an incentive stock option, then, as provided in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other incentive stock options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.

     4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:
          (a) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
          (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
          (c) Pursuant to the following deferred payment alternative:
               (i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.
               (ii) Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.
               (iii) At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.
               (iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.
     5. Whole Shares. You may exercise your option only for whole shares of Common Stock.

6.

     6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
     7. Term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
          (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;
          (b) twelve (12) months after the termination of your Continuous Service due to your Disability;
          (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
          (d) the Expiration Date indicated in your Grant Notice; or
          (e) the tenth (10th) anniversary of the Date of Grant.
     If your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.
     8. Exercise.
          (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of

7.

your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.
          (c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
     9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.
     10. Right of Repurchase. To the extent provided in the Company’s bylaws as amended from time to time, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.
     11. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
     12. Withholding Obligations.
          (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.
          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of

8.

exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
          (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.
     13. Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     14. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

9.